EXHIBIT 99.2

Unaudited pro forma condensed consolidated financial statements of
Rentrak Corporation and Subsidiaries

For the nine months ended December 31, 2014 and the year ended March 31, 2014

Overview
On December 1, 2014, Rentrak Corporation (the "Company") completed its acquisition (the "Acquisition") of the customer contracts and relationships in the U.S. television measurement market related to television tuning analytics utilizing return path data (the "RPD Business") from WPP's Kantar Media Audiences business unit. The following unaudited pro forma condensed consolidated financial statements have been prepared on the basis of assumptions described in the notes thereto. The unaudited pro forma statement of operations for the nine months ended December 31, 2014 was prepared using financial information for the nine months ended December 31, 2014 for the Company and for the eight months ended November 30, 2014 for the RPD Business and the unaudited pro forma statement of operations for the year ended March 31, 2014 was prepared using financial information for the twelve months ended March 31, 2014 for the Company and for the twelve months ended December 31, 2013 for the RPD Business as if the Acquisition had occurred as of April 1, 2013. As described in Note 1, these unaudited pro forma condensed consolidated financial statements have been prepared on the basis of accounting principles that the Company had in effect at the date of the announcement of the Acquisition. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the financial position or results of operations would have been had the Acquisition occurred on the dates or for the periods indicated and do not purport to indicate future results of operations.
Full financial statements for the RPD Business are not available and, accordingly, the Statement of Revenues and Direct Expenses does not include a provision for income taxes. Full financial statements for the RPD Business cannot be provided without unreasonable effort and expense. The omission of the full financial statements and other financial information will not have a material impact on the reader's understanding of the financial condition or results of operations or related trends of the RPD Business.
The Company's Condensed Consolidated Balance Sheet as of December 31, 2014 included in the Company's Quarterly Report on Form 10-Q includes the Acquisition as described in this filing. The Company's Condensed Statement of Operations for the nine months ending December 31, 2014 includes the results of the Acquisition for the month of December 2014.
The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company for the year ended March 31, 2014 included in the Company's Annual Report on Form 10-K and for the three and nine month periods ended December 31, 2014 included in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, and the audited abbreviated financial statements of the RPD Business acquired by the Company for the nine months ended September 30, 2014 and the year ended December 31, 2013 included in Exhibit 99.1 to this Form 8-K/A filing.

Rentrak Corporation and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended December 31, 2014
(Unaudited)
(In thousands, except per share amounts)

	Rentrak	RPD Business(1)	Pro Forma Adjustments		Pro Forma
Revenue	$74,459	$11,572	$(5,778)	(A)	$80,253
Cost of revenue	25,182	5,228	(2,311)	(B)	28,099
Gross margin	49,277	6,344	(3,467)		52,154
Operating expenses:
Selling, general and administrative	43,761	5,936	100	(C), (D)	49,797
Research, technology and innovation	9,645				9,645
Total operating expenses	53,406	5,936	100		59,442
Loss from continuing operations	(4,129)	408	(3,567)		(7,288)
Other income, net	122				122
Loss from continuing operations before income taxes	(4,007)	408	(3,567)		(7,166)
Provision (benefit) for income taxes	743		2,332	(E)	3,075
Loss from continuing operations, net of income taxes	(4,750)	408	(5,899)		(10,241)
Income from discontinued operations, net of income taxes	988				988
Net loss	(3,762)	408	(5,899)		(9,253)
Net loss attributable to noncontrolling interest	(135)				(135)
Net loss attributable to Rentrak Corporation	$(3,627)	$408	$(5,899)		$(9,118)

Loss per share from continuing operations attributable to Rentrak Corporation common stockholders:
Basic	$(0.36)				$(0.67)
Diluted	$(0.36)				$(0.67)

Income per share from discontinued operations attributable to Rentrak Corporation common stockholders:
Basic	$0.08				$0.06
Diluted	$0.08				$0.06

Net loss per share attributable to Rentrak Corporation common stockholders:
Basic	$(0.28)				$(0.61)
Diluted	$(0.28)				$(0.61)

Shares used in per share calculations:
Basic	12,875				15,066
Diluted	12,875				15,066
(1) Amounts have been reclassified to conform to the Company's presentation.

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

Rentrak Corporation and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Months Ended March 31, 2014
(Unaudited)
(In thousands, except per share amounts)

	Rentrak	RPD Business(1)	Pro Forma Adjustments		Pro Forma
Revenue	$75,600	$16,713	$(10,000)	(A)	$82,313
Cost of revenue	27,247	7,967	(4,000)	(B)	31,214
Gross margin	48,353	8,746	(6,000)		51,099
Operating expenses:
Selling, general and administrative	48,799	8,722	(100)	(C), (D)	57,421
Research, technology and innovation	9,014				9,014
Total operating expenses	57,813	8,722	(100)		66,435
Loss from continuing operations	(9,460)	24	(5,900)		(15,336)
Other income, net	125				125
Loss from continuing operations before income taxes	(9,335)	24	(5,900)		(15,211)
Provision (benefit) for income taxes	(2,183)		3,499	(E)	1,316
Loss from continuing operations, net of income taxes	(7,152)	24	(9,399)		(16,527)
Income from discontinued operations, net of income taxes	2,783				2,783
Net loss	(4,369)	24	(9,399)		(13,744)
Net loss attributable to noncontrolling interest	(115)				(115)
Net loss attributable to Rentrak Corporation	$(4,254)	$24	$(9,399)		$(13,629)

Loss per share from continuing operations attributable to Rentrak Corporation common stockholders:
Basic	$(0.58)				$(1.12)
Diluted	$(0.58)				$(1.12)

Income per share from discontinued operations attributable to Rentrak Corporation common stockholders:
Basic	$0.23				$0.19
Diluted	$0.23				$0.19

Net loss per share attributable to Rentrak Corporation common stockholders:
Basic	$(0.35)				$(0.93)
Diluted	$(0.35)				$(0.93)

Shares used in per share calculations:
Basic	12,177				14,648
Diluted	12,177				14,648
(1) Amounts have been reclassified to conform to the Company's presentation.

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

Notes to Pro Forma Condensed Consolidated Financial Statements

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") in effect for the periods presented.

On December 1, 2014, we completed our acquisition of the U.S. television measurement business of WPP’s Kantar business unit (a unit of Competitive Media Reporting, LLC, an affiliate of WPP plc (“WPP”)). The agreement consists of customer contracts and relationships in the U.S. television measurement market related to television tuning analytics utilizing return path data (the “RPD Business”).

The unaudited pro forma consolidated financial statements include:

•
An unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 2014 prepared from the Company's unaudited Condensed Consolidated Statement of Operations prepared in accordance with U.S. GAAP for the nine months ended December 31, 2014 and the unaudited Statement of Revenues and Direct Expenses of the RPD Business prepared in accordance with U.S. GAAP for the eight months ended November 30, 2014, which reflects the Acquisition as if it had occurred on April 1, 2013: and

•
An unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2014 prepared from the Company's audited Consolidated Statement of Operations prepared in accordance with U.S. GAAP for the year ended March 31, 2014 and the audited Statement of Revenues and Direct Expenses of the RPD Business prepared in accordance with U.S. GAAP for the year ended December 31, 2013, which reflects the Acquisition as if it had occurred on April 1, 2013.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company for the year ended March 31, 2014 included in the Company's 2014 Annual Report on Form 10-K and for the three and nine month periods ended December 31, 2014 included in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. In the opinion of management, these unaudited pro forma condensed consolidated financial statements include all adjustments necessary for a fair presentation.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the financial position or results of operations would have been had the Acquisition occurred on the dates or for the periods indicated and do not purport to indicate future results of operations.

Note 2. Purchase Price Allocation

On December 1, 2014, we completed our acquisition of the RPD Business for a purchase price consisting of $0.2 million cash and 1,526,790 shares of unregistered common stock with a fair market value of $114.1 million. We also entered into a Transition Services Agreement that provides certain services to us on a transitional basis.

The purchase consideration was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. An allocation of the purchase price was made to major categories of assets and liabilities in our Condensed Consolidated Balance Sheet as of December 31, 2014 included in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 5, 2015. The excess of the purchase price over the estimated fair value of the tangible and intangible assets acquired and liabilities assumed was allocated to goodwill.

In performing our purchase price allocation, we considered, among other factors, our intention for future use of the acquired assets, analysis of historical financial performance and estimates of future performance of the RPD Business. The fair value of the intangible assets was calculated primarily using an income approach with estimates and assumptions provided by management. The rates utilized to discount net cash flows to their present values were based on a range of discount rates of 13.5% to 15.6%.

On October 8, 2014, we also entered into a stock purchase agreement with WPP Luxembourg Gamma Three S.à r.l., an affiliate of WPP. Pursuant to this agreement, on December 1, 2014, in connection with the closing of the acquisition of the RPD Business, we issued 943,834 shares of unregistered common stock in exchange for $55.8 million in cash. As of the date of issuance, the difference between the fair market value of the shares issued and the cash received was $20.3 million and has been recorded as additional purchase consideration and allocated to goodwill.

The preliminary allocation of the purchase price was as follows (dollars in thousands):

		Useful Life
Accounts receivable	$821	—
Goodwill	129,406	Indefinite
Other intangible assets:
Customer relationships	5,000	10 years
	135,227

Accounts Payable	(543)	—
Deferred revenue	(71)	—
	(614)
	$134,613

Goodwill of $129.4 million was recorded as a result of consideration paid in excess of the fair value of the net tangible and intangible assets acquired and liabilities assumed, which resulted from the expected future strategic position by eliminating a competitor in the market and anticipated future synergies. Goodwill is not amortized, and will be evaluated annually for potential impairment. In the U.S. goodwill is deductible for income tax purposes.

Note 3. Acquisition Costs

We expect to incur approximately $1.2 million of costs relating to the Acquisition of the RPD Business. These costs are not reflected in the unaudited pro forma condensed consolidated statements of operations as they are expected to be non-recurring charges, which will be included in the operating results of the Company within twelve months following the acquisition.

Note 4. Pro Forma Adjustments

The following pro forma adjustments are included in our unaudited pro forma condensed consolidated financial statements:

(A) To remove revenue for contracts not transferred as part of the Acquisition for both the eight month period ended November 30, 2014 and the year ended March 31, 2014 in the amounts of $5.8 million and $10.0 million, respectively.

(B) To remove cost of revenue incurred for contracts not transferred as part of the Acquisition for both the eight month period ended November 30, 2014 and the year ended March 31, 2014 in the amounts of $2.3 million and $4.0 million, respectively.

(C) To remove depreciation of $236,000 and $604,000, respectively, for both the eight month period ended November 30, 2014 and the year ended March 31, 2014 as the assets were not transferred to the Company as part of the Acquisition.

(D) To record amortization expense of $336,000 and $504,000, respectively, for both the eight month period ended November 30, 2014 and the year ended March 31, 2014. Amortization of $42,000 for the month of December 2014 is reflected in the results of the Company.

(E) To record estimated tax provision for both the eight month period ended November 30, 2014 and the year ended March 31, 2014. The provision is due to the increase in our deferred tax liabilities for indefinite-lived assets. We expect this will continue until the Company determines a valuation allowance against our net deferred tax assets is no longer required.

The results for the RPD Business for the eight month period ended November 30, 2014 were derived from the audited Statement of Revenues and Direct Expenses for the nine month period ended September 30, 2014. There were no unusual charges or adjustments in either the three month period ended March 31, 2014 or the two month period ended November 30, 2014 which would require additional disclosure.

Note 5. Forward Looking Operating Information

In preparing the unaudited pro forma condensed consolidated financial statements, no adjustments were made to reflect cost savings anticipated based on the future synergies gained from the Acquisition. We expect to be able to reduce both cost of revenue and operating expenses once the integration of the Acquisition is complete.